                                         99.2

                            SHAREHOLDERS AGREEMENT BETWEEN
                           WIN-TEX INTERNATIONAL, INC. AND
                                GABRIEL DASILVA, ET AL

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                                SHAREHOLDERS AGREEMENT

    THIS SHAREHOLDERS AGREEMENT is made and entered into this 17th day of April, 1992, by and between WIN-TEX INTERNATIONAL, INC., a corporation organized and existing in accordance with the laws of the State of Texas (hereinafter also referred to as "Corporation"), GABRIEL DASILVA (hereinafter also referred to as "daSilva"), AVATUS H. STONE (hereinafter also referred to as "Stone"), GILBERTO S. OCANAS (hereinafter also referred to as "Ocanas"), ANA MARGARITA GUZMAN (hereinafter also referred to as "Guzman"), RUEGG QUIBELL (hereinafter also referred to as "Quibell") and PASQUALE J. BAGNATO (hereinafter also referred to as "Bagnato").

                                 W I T N E S S E T H:

    WHEREAS, the Corporation desires to sell and each of the individual parties hereto desire to purchase, shares of common stock of the Corporation subject to the terms and conditions of this agreement;

    WHEREAS, the parties hereto intend for the ownership of the shares of the Corporation to be as follows:

    Gilberto S. Ocanas        20 shares
    Ana Margarita Guzman      20 shares
    Gabriel daSilva           20 shares
    Avatus H. Stone           20 shares
    Ruegg Quibell             10 shares
    Pasquale J. Bagnato       10 shares
                             ----
    Total                    100 shares

    WHEREAS, the parties hereto, being all of the shareholders of the Corporation, believe that it is in their mutual interest to make provisions for the future disposition of the shares of common stock of the Corporation owned by them, to the end that continuity of harmonious management is assured, and a fair process is established by which said shares of common stock may be transferred, conveyed, assigned or sold;

    NOW, THEREFORE, in consideration of the mutual premises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

    1. DEFINITIONS: For the purposes of this Shareholders Agreement, the following definitions shall apply to the interpretation and construction of the words and phrases contained herein unless otherwise clearly required by the context:

         a.   "Agreement" means this Shareholders Agreement.

         b.   "Corporation" means WIN-TEX INTERNATIONAL, INC.

         c. "Assignment or other Transfer" includes but is not limited to, a sale, exchange, gift, hypothecation, collateral assignment, subjecting the ownership interest to a security interest, attachment, judgment creditor execution, bankruptcy, or other similar occurrence sanctioned by law without the prior written consent of the other Shareholder(s) and the Corporation.

         d. "Shareholder" or "Shareholders" means GILBERTO S. OCANAS,ANA MARGARITA GUZMAN, GABRIEL DASILVA, AVATUS H. STONE,

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RUEGG QUIBELL, and PASQUALE J. BAGNATO, and their heirs, executors, administrators, or other legal representatives, and any other person or entity that may hereafter acquire stock of the Corporation by or from any of them. e.

         e. "Stock" means all of the interest of any Shareholder in any and all of the issued and outstanding common stock of the Corporation which is now owned, or hereafter acquired, directly or indirectly, by him or her.

    2.   PURCHASE OF STOCK:

         a. Prior to the execution of this Agreement, Gilberto S. Ocanas has subscribed for, and been issued, 20 shares, Ana Margarita Guzman has subscribed for, and been issued, 20 shares, Gabriel daSilva has subscribed for, and been issued, 20 shares, and Avatus H. Stone has subscribed for, and been issued, 20 shares, in the amount of One Thousand Two Hundred Fifty and 00/100 Dollars ($1,250.00) per share. The Corporation shall issue ten (10) shares each to Quibell and Bagnato, for a total of twenty (20) additional shares, for the consideration set forth herein. Ocanas, Guzman, daSilva and Stone shall each pay the sum of $25,000.00 for their subscriptions on the following schedule:

         Later of April 15, 1992 or
         execution of Agreement        $ 5,000.00
         May 1, 1992                     5,000.00
         June 1, 1992                   10,000.00
         July 1, 1992                    5.000.00
                                      -----------
         Total                        $ 25.000 00
                                      -----------

         b. Quibell and Bagnato shall pay to the Corporation the sum of Two Hundred Thousand Dollars ($200,000.00) in total,

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being $100,000.00 each, for their stock, and, in addition, shall loan the
Corporation an additional $200,000.00 in total, being $100,000.00 each, subject to the terms and conditions below. Payments of the stock and loan shall be made on the following schedule:

         Later of April 15, 1992 or
         execution of Agreement       $ 80,000.00
         May 1, 1992                    80,000.00
         June 1, 1992                  160,000.00
         July 1, 1992                   80.000.00
                                      -----------
         Total                        $400.000.00
                                      -----------

         c. The terms and conditions of the $200,000.00 loan from Bagnato and Quibell to the Corporation shall be as follows: interest shall accrue at an annual rate equal to the prime interest rate as reported in the Wall Street Journal, Money Rates, as of the last day of each month, plus two percent (2%), from the date that all subscribed capital has been paid to the Corporation until the date of payment, compounded monthly. The net profit of the Corporation shall be used (i) to pay accrued interest to Quibell and Bagnato, and (ii) to repay the loan to Quibell and Bagnato until the entire $200,000.00 has been repaid. Payments will be made equally to Quibell and Bagnato.

         d. In further consideration for their shares, daSilva, Stone, Quibell, and Bagnato agree to cause Wintech International Corporation, a Virginia corporation, to guaranty the lease obligation of the Corporation to Crow-Global Partners, Ltd., which lease shall be for an initial term not to exceed ten (10) years, at an initial base rent not to exceed $7,782.40 per month (plus expense pass-throughs).

         e. The issued and outstanding Stock of the Corporation shall be owned as follows:

              Ocanas                    20 SHARES
              Guzman                    20 shares
              daSilva                   20 shares
              Stone                     20 shares
              Quibell                   10 shares
              Bagnato                   10 shares

         f. Share certificates for the foregoing shares shall be issued promptly after execution of this Agreement.

    3. BINDING OBLIGATIONS: This Agreement shall bind the parties hereto and all persons to whom Stock is, or may be issued, transferred, sold or otherwise conveyed, including, but not limited to, any transferee or assignee that owns or holds any Stock of the Corporation as the result of any transfer or assignment by operation of law or as a result of any assignment or transfer as the result of any judicial or legal judgment, decree, resolution or determination; and, it shall be conditional to the issuance, transfer, sale or other conveyance of the Stock of the Corporation that the person or entity to whom Stock is issued, transferred, sold or otherwise conveyed, shall become a signatory and party to this Agreement prior to said issuance, transfer, sale or other conveyance.

    4. RESTRICTION ON THE ASSIGNMENT OR OTHER TRANSFER: No Shareholder shall assign or transfer his or her interest in the

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Stock of the Corporation except upon the terms and conditions hereinafter set forth.

    5.   SALE OR TRANSFER:

         a. TRANSFER FOR VALUE: If any Shareholder desires to sell, convey, assign, transfer, hypothecate, pledge, or otherwise dispose of any or all of his or her shares in the Corporation for value, he or she shall first give the Corporation and each of the other Shareholders of the Corporation written notice of his or her intention to make such disposition. No such notice shall be given until Shareholder shall have first obtained a BONA FIDE written offer in good faith to purchase his or her shares. A copy of the offer setting forth the terms and conditions of the proposed purchase, with the names and addresses of the purchaser or purchasers shall be attached to the written notice. Upon receipt of the notice, the Corporation shall take steps necessary to have the Board of Directors consider the offer within thirty (30) days. If the Board of Directors decides to purchase the shares, it shall match the BONA FIDE written offer and acquire the shares of Shareholder in accordance with the terms and conditions of the offer. If the Board of Directors decides not to purchase the shares, then, if the selling Shareholder is daSilva or Stone, the other of them, and if the selling Shareholder is Quibell or Bagnato, the other of them shall then have the option to purchase said shares, which option must be exercised within fifteen (15) days from the decision of the Board of Directors, but in no event more than forty-five (45) days from receipt of notice by the Corporation. In the event that the other Shareholder as described in the preceding sentence does not exercise his or her secondary right of first refusal, then the remaining Shareholders desiring to exercise their option to purchase may also exercise the option of the non-electing Shareholder, on a pro rata basis based upon Stock issued and outstanding owned by the electing Shareholders. In the event that the Corporation does not elect to purchase the shares within thirty (30) days from the giving of the notice, or any of the other Shareholders do not elect to purchase their pro rata portion of the shares within thirty (30) days of the Corporation's decision, then Shareholder shall be free to make the disposition of said shares strictly in accordance with the BONA FIDE written offer; provided, however, that such disposition shall be made within ninety (90) days after the other Shareholders decline to execute on their secondary right of first refusal, and in strict accordance with the terms and conditions of such BONA FIDE offer and shall be subject to paragraph 24 hereof. In the event that the shares of Shareholder are not disposed of in accordance with the BONA FIDE offer within the ninety (90) day period, the provisions of this Paragraph 5 shall again be applicable and must be complied with.

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         b.   TRANSFER BY GIFT. In view of the importance of each Shareholder's involvement in the business of the Corporation, no Shareholder shall make any gift or gratuitous transfer of his or her Stock for five (5) years after the date of this Agreement.

    6. RESTRICTIVE ENDORSEMENT: The Stock of the Corporation included under the terms of this Agreement shall bear the following legend:

         These shares have not been registered under the Securities Act of 1933, as amended, or the securities laws of any State. These shares may not be transferred except in transactions which are exempt under the Securities Act and applicable State securities laws or pursuant to effective registrations thereunder.

         These shares are also subject to the terms of a Shareholders Agreement dated as of 4/17, 1992, which, among other things, sets forth certain rights, duties and obligations of the Corporation and the holder of these shares. A copy of the Shareholders Agreement is available for inspection at the principal office of the Corporation. This restriction shall be the first lien upon the interest of the Shareholders hereof. No interest in the Corporation shall be recognized unless such transfer, in the opinion of counsel for the Corporation, is made in accordance with the terms of said Agreement.

    After endorsement, the certificates of Stock shall be returned to Shareholder who shall, subject to the terms of this Agreement, be entitled to exercise all rights of ownership of such shares. All Stock of the Corporation hereafter issued to Shareholder shall bear the same endorsement.

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    7.   DEATH OF SHAREHOLDER:

         a. Upon the death of a Shareholder, at the option of the Corporation, which option may be exercised at any time up to one (1) year from the date of death, the heirs, executors, administrators, representatives or successors in interest of the Shareholder, as the case shall be, shall tender said Stock as set forth in subparagraph b. below, and the Corporation shall redeem said stock for the fair market value of the Shareholder's stock as of the date of death, determined according to paragraph 8 of this Agreement.

         b. As of the exercise of the option by the Corporation, the estate shall not be deemed to be a shareholder of the Corporation, and the estate shall hold the share certificates on behalf of the Corporation until said certificates are redeemed by the Corporation. The fair market value of the Shareholder's Stock shall be the fair market value of the Corporation multiplied by the percentage of outstanding shares owned by the Shareholder.

    8. DETERMINATION OF FAIR MARKET VALUE: Within thirty (30) days of the exercise of the option, the estate and the Corporation shall attempt to jointly agree upon the fair market value of the Shareholder's Stock. If the parties cannot agree on the fair market value during said thirty (30) day period, the Corporation shall then cause a qualified appraiser to appraise the Corporation and determine the fair market value of the Shareholder's Stock. The appraisal fee shall be divided evenly and paid by both parties. If either the Corporation or the Shareholder, or both, are dissatisfied with the appraisal price determined by the appraiser, that party shall give notice of same to the other within ten (10) days of receipt of the appraisal and shall select another qualified appraiser within an additional twenty (20) days of receipt of the appraisal, at the expense of the party retaining the qualified appraiser. The additional appraiser(s) shall determine an appraisal price within ninety (90) days of his or her selection. Failure to comply with the time periods set forth above shall cause the loss of the right of the non-complying party to designate an additional appraiser. The final appraisal price shall then be the average of that of the two or three appraisers, as the case may be. The appraisers appointed under this Agreement shall consider all opinions and relevant evidence submitted to them by the parties, or otherwise obtained by them, and shall set forth their determination in writing, together with their opinions and their considerations on which the opinions are based, with a signed counterpart to be delivered to each party.

    9. PAYMENT OF PURCHASE PRICE: If the purchase price of the Stock pursuant to this paragraph 8 of this Agreement exceeds $50,000, the Corporation shall have the right to tender to the Shareholders' estate (i) a down-payment equal to the sum of $50,000 plus 20% of the purchase price in excess of $50,000,

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but in no event more than $100,000, plus (ii) a promissory note for the balance of the purchase price with equal quarterly installments of principal, and interest accrued thereon, for five (5) years, with interest at the prime rate as reported in the Wall Street Journal, money rates, as of the date of death.

    10.  MANAGEMENT OF CORPORATION:

         a. The Shareholders agree to vote for the following persons, and no other, as directors of the Corporation:

              Gilberto S. Ocanas
              Gabriel daSilva
              Ana Margarita Guzman
              Ruegg Quibell
              Avatus Stone

              In the event of the death, incapacity or resignation of Ocanas or Guzman, then the other of them shall designate his or her replacement. In the event of the death, incapacity, or resignation of daSilva or Stone, the other or others of them, as the case may be, shall designate his replacement. In the event of the death, incapacity or resignation of Quibell, then Bagnato shall designate his replacement.

              In the event of the sale of all of the Stock of any Shareholder who is a director pursuant to this Agreement, then the purchaser thereof shall be entitled to nominate one (1) substitute director in the place of the Shareholder who has sold his Stock.

         b. The directors shall appoint the following persons, and no others as officers of the Corporation:

              Chairman of the          -- Gilberto S. Ocanas
              Board and Chief
              Executive Officer

              President and Chief
              Operating Officer        -- Gabriel daSilva

              Vice President           -- Pasquale J. Bagnato

              Secretary                -- Ana Margarita Guzman

              Treasurer                -- Paula daSilva

         c. The Chief Executive Officer shall be responsible for external relations of the Corporation, and for making all strategic decisions for the Corporation, subject to the approval of the Board of Directors. Ocanas shall also serve as director of marketing of the Corporation. The President shall be responsible for day to day management of the Corporation, and shall make all such decisions, with consultation with the other officers as necessary.

         d. Effective April 1, 1992, the Corporation shall pay the Chief Executive Officer an initial salary of One Thousand Dollars ($1,000.00) per week, based upon part-time effort. The parties understand and agree that Ocanas may manage his other personal investments, and will not be required to devote full time to the Corporation. Any increases in compensation must be approved by the Board of Directors. In addition, the Chief Executive Officer shall be reimbursed for reasonable out-of-pocket expenses, subject to approval by the Board of Directors.

         e. Effective April 1, 1992, the Corporation shall pay the President an initial salary in the amount of One Thousand Six Hundred Dollars ($1,600.00) per week, based upon less than full time effort. The parties hereto understand and agree that daSilva may manage his other personal investments, and will continue his other business interests, some of which are in the same industry, and will not be required to devote full time to the Corporation. Any increases in compensation must be approved by the Board of Directors. In addition, the President shall be reimbursed for reasonable out-of-pocket expenses, subject to approval by the Board of Directors.

    11. NEGATIVE COVENANTS: The Corporation and all of the parties hereto covenant that for so long as this Agreement is in effect, the Corporation shall not, nor shall any party cause the Corporation to, do any of the following without the affirmative consent of a three (3) of the five (5) directors set forth herein:

         (1) ADDITIONAL STOCK. The Corporation shall not authorize any additional stock or class of securities, issue any additional stock to any person, or make any material change in its capital structure.

         (2) LOANS. The Corporation shall not make any loans, advances, and/or extensions of credit to, or investment in, any person.

         (3) DEBT. The Corporation shall not incur any debt in an amount in excess of $25,000.00 from any person or group of related persons or $50,000.00 in the aggregate.

         (4) REDEMPTIONS. The Corporation shall not redeem, retire, purchase or otherwise acquire any of its stock, except as expressly permitted under this Agreement.

         (5) MERGER. The Corporation will not merge or consolidate with or acquire any other company or entity.

         (6) INVESTMENTS. The Corporation will not make any investments in the securities of any other company or entity, other than in the ordinary course of business.

         (7) BUSINESS PURPOSE. The Corporation will not make any material changes to its business objectives, purposes and operations.

         (8) GUARANTEES. The Corporation will not guarantee or in any way become liable with respect to the obligations or liabilities of any other person.

         (9) ENCUMBRANCES. With the exception of a security interest in connection with the routine purchase of equipment or supplies from unrelated third parties, the Corporation will not encumber, pledge, mortgage, grant a security interest in, assign, sell, lease or otherwise dispose of or transfer, whether by sale, merger, consolidation, liquidation, dissolution, or otherwise, any of its assets.

         (10) ARTICLES OF INCORPORATION AND BY-LAWS. The Corporation will not amend, revise or restate its Articles of Incorporation of its By-Laws.

         (11) CAPITAL EXPENDITURES. The Corporation shall not incur or make any capital investments or capital expenditures (including entering into any capital leases) in excess of $50,000.00 in any one fiscal year.

         (12) DEFERRED COMPENSATION PLANS. The Corporation will not adopt or institute any deferred compensation, retirement, pension or profit sharing plan.

    12.  RESTRICTIVE COVENANT:

         a. In view of the consideration paid by the Shareholders of the Corporation, the parties agree that the restrictive covenant herein contained is important to the goodwill value of the Corporation, and part of the bargained for consideration. All of the parties hereto agree that for so long as he or she is employed by, or serves as an officer or director of, the Corporation and for a period of one (1) year after the later of (i) termination of his or her employment by the Corporation for any reason, or (ii) termination of his or her status as an officer or director, he or she shall not, anywhere within the State of Texas, be employed by, serve as a consultant to, serve as an officer, director, or partner of, or own an interest in (except for a passive investment interest, where such interest is not more than 1% of the total stock or equity in such entity) any corporation, partnership, joint venture, limited liability company, proprietorship, engaged in the printing of lottery tickets or engaged in providing services to a state lottery.

         b. Ocanas, Guzman, daSilva, Stone, Bagnato and Quibell each represent and warrant to the Corporation and the Shareholders that the foregoing restriction will not unreasonably interfere with their livelihood or ability to earn a living in his usual and customary occupation.

         c. The Shareholders of the Corporation are express third-party beneficiaries of the provisions of this Paragraph 12.

         d. In the event of any legal process to enforce the provisions of this Paragraph 12, the prevailing party shall be entitled to reimbursement of all costs and reasonable attorneys' fees from the non-prevailing party.

    13.  INDEMNIFICATION:

         a. The parties hereto, their successors, transferees, and assigns mutually agree to indemnify and hold harmless the Corporation and each of the other parties, their successors and assigns, against and in respect of any and all damages, claims, causes of action, losses, penalties, liabilities and expenses (including, without limitation, legal, accounting, and other expenses) suffered or incurred by the non-responsible party or parties, or their successors and

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assigns which are arising out of or connected with their respective: (i) breach or violation of this Agreement, or (ii) falsity, misrepresentation in, or breach of any of the representations, warranties or covenants made in this Agreement.

         b. Upon obtaining knowledge thereof, the party seeking indemnification ("Indemnified Party") shall promptly notify the party required to provide indemnification ("Responsible Party") in writing, of any damages, claims, losses, liabilities or expenses which they have determined has given or could give rise to a right of indemnification under this Section 13 ( "Notice of Claim"). The Notice of Claim shall specify the nature and details of the claim (including the amount claimed) giving rise to such right of indemnification. If the claim or demand set forth in the Notice of Claim relates to a claim or demand asserted by a third party (a "Third Party Claim"), the Responsible Party shall have the right to employ counsel of their choice to defend any such claim or demand, and the Indemnified Party shall have the right to cooperate in the defense of any such Third Party Claim. Responsible Party shall notify the Indemnified Party in writing within thirty (30) days after receipt of the Notice of Claim of their decision to defend in good faith any Third Party Claim. So long as the Responsible Party is defending in good faith any such Third Party Claim, the Indemnified Party shall not settle or compromise such Third Party Claim or seek collection with respect thereto. The Indemnified party shall make available to the Responsible Party or their representatives all records and other materials reasonably required by them for their use in contesting any Third Party Claim. If the Responsible Party does not so elect to defend any such Third Party Claim, the Indemnified Party shall have no obligation to do so. Except for a Third Party Claim being defended in good faith, the Responsible Party shall satisfy their indemnification obligations hereunder in cash within thirty (30) days after receipt of the Notice of Claim.

    14.  DEADLOCK:

         If any Shareholder shall, in their own subjective judgment, deem it necessary to terminate their relationship with the other Shareholders as described herein, they shall follow the following procedure:

         a. OFFER TO SELL: In the event that Ocanas, or daSilva and Stone, acting as a group or Quibell and Bagnato, acting as a group, either group referred to as Shareholder Group, desires to sell or transfer their Stock, except in the case of a BONA FIDE offer under paragraph 5 hereof, then that Shareholder, or Shareholder Group, as the case may be, the Offering Shareholder or Shareholder Group, shall offer to sell their Stock to the other Shareholder group, the Receiving Shareholder group. The Offering Shareholder Group shall deliver to the Receiving Shareholder Group, a notice of intention to sell their Stock, which notice shall set forth the following:

            (i)    Total purchase price per share;
           (ii)    Terms of payment, if other than cash;
          (iii)    Date of closing; and
           (iv) Any other terms or conditions as may be determined by the Offering Shareholder Group. The notice of intention to sell shall be given by certified mail, return receipt requested, to the last known address of both members or the Receiving Shareholder Group.

          b. RESPONSE TO OFFER TO SELL: Within sixty (60) days of the receipt of the notice of intention to sell, as set forth in subparagraph a. hereof, the Receiving Shareholder Group shall either:

             (i) Accept the offer of the Offering Shareholder Group and thereafter purchase the Stock of the Offering Shareholder Group, on a pro rata basis, upon the terms and conditions set forth in the notice of intention to sell; or

            (ii) Agree to sell their Stock to the Offering Shareholder Group upon the terms and conditions set forth in the notice of intention to sell, which agreement shall be fully binding and legally enforceable against each of the Offering Shareholder Group who shall thereafter purchase the Stock of Receiving Shareholder Group upon the terms and conditions set forth in the notice of intention to sell.

          c. SALE WITHIN GROUP: Notwithstanding anything herein to the contrary, at any time, Quibell and Bagnato may sell, assign, or transfer this Stock between themselves without restriction; at any time, daSilva and Stone may sell, assign, or transfer their Stock between themselves without restriction; and Guzman and Ocanas may sell, assign, or transfer their Stock between themselves without restriction. In the event that any Shareholder of the Corporation desires to sell or transfer his or her Stock pursuant to this paragraph 14 , except in the case of a BONA FIDE offer and sale under paragraph 5 hereof, and the other member of his or her group does not wish to act in concert, then, the Shareholder wishing to purchase or sell, in this case this Offering Shareholder, shall deliver to the other member of his group, the Receiving Shareholder, a notice of intention to sell his/her Stock, which notice shall set forth the following:

            (i)    Total purchase price per share;
           (ii)    Terms of payment, if other than cash;
          (iii)    Date of closing; and
           (iv) Any other terms or conditions as may be determined by the Offering Shareholder.

The notice of intention to sell shall be given by certified mail, return receipt requested, to the last known address of the Receiving Shareholder. Within sixty
(60) days of the receipt of the notice of intention to sell, as set forth above in this subparagraph c. hereof, the Receiving Shareholder shall either:

            (i) Accept the offer of the Offering Shareholder and thereafter purchase the Stock of the Offering Shareholder, upon the terms and conditions set forth in the notice of intention to sell; or

           (ii) Agree to sell his/her Stock to the Offering Shareholder upon the terms and conditions set forth in the notice of intention to sell, which agreement shall be fully binding and legally enforceable against the Offering Shareholder who shall thereafter purchase the Stock of Receiving Shareholder upon the terms and conditions set forth in the notice of intention to sell.

          d. MUTUAL RELEASE: The Receiving Shareholder Group, the Offering Shareholder Group, and the Corporation, shall release and acquit the others of any and all claims that they may have against the other, save and except the obligations set forth in this Agreement with respect to the purchase and sale of the Stock owned by the Shareholders.

          e. CONDUCT OF BUSINESS: Upon the purchase and sale of the shares of Stock of any Shareholder, the Corporation shall be entitled to utilize the corporation name to continue to conduct the business of the Corporation upon the premises utilized by the Corporation at the time of the purchase and sale, except as otherwise provided by law.

     15. REPRESENTATIONS OF SHAREHOLDERS: Each Shareholder, in purchasing the Stock, understands and agrees that the Stock is not registered under the Securities Act of 1933 ("Securities Act") or any state securities act. The Stock is sold to Shareholders pursuant to exemptions from registration and may not be re-sold unless the Stock is properly registered or subject to an exemption from registration. By executing and delivering a counterpart of this Agreement, and by accepting that part of the shares to be purchased pursuant to this Agreement, each Shareholder hereby represents and warrants to the Corporation that:

          a. He or she has had full and free access to any and all information from the Corporation in order to evaluate the merits and risks of an investment in the Corporation and has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of an investment in the Corporation and the purchase of Stock and making an informed investment decision with respect thereto;

          b. He or she understands and has evaluated the merits and risks of an investment in the Corporation and the purchase of Stock;

          c. He or she is a person who is able to bear the economic risks of an investment in the Corporation and the purchase of Stock in that, among other facts, he or she can afford to hold his or her Stock for an indefinite period and can afford a complete loss of an investment in the Corporation.

          d. He or she is relying solely on the legal advice of his or her own legal advisor with respect to an investment in the Corporation and the purchase of Stock;

          e. He or she is acquiring his or her Stock solely for his or her own account as principal and not with a view to resale or distribution;

          f. In connection with his or her purchase of Stock: (i) he or she has been fully informed as to the circumstances under which he or she is required to take and hold his or her Stock pursuant to the requirements of the Securities Act of 1933 (the "Act") and the applicable state securities or "Blue Sky" law or laws; (ii) he or she has been informed by the Corporation that his or her Stock is not registered under the Act and may not be transferred, assigned or otherwise disposed of unless his or her Stock is subsequently registered under the Act or an exemption from such registration is available; and (iii) he or she understands that (A) the Corporation is under no obligation to register his or her Stock under the Act or to comply with any applicable exemption or exemptions under the applicable state securities or "Blue Sky" law or laws with respect to his or her Stock and (B) the Corporation will not be required to supply him or her with any information necessary to enable him or her to make a casual sale of his or her Stock pursuant to Rule 144 under the Act (assuming such Rule is applicable and is otherwise available to him or her with respect to his or her Stock);

          g. He or she is an "accredited investor" as defined in Rule 501(a) of the Securities & Exchange Commission as being a director or executive officer of the Corporation; and

          h. He or she understands that this Agreement contains restrictions on the transfer, assignment and disposition of his or her Stock and that, in addition to such restrictions, he or she covenants and agrees that his or her Stock shall not be sold, assigned, transferred or otherwise disposed of unless
(i) such sale, assignment, transfer or disposition is exempt from registration under the Act and the applicable state securities or "Blue Sky" law or laws, or
(ii) a registration statement covering his or her Stock is effective under the Act; and (iii) he or she acknowledges and understands that the business of the Corporation has a high degree of risk.

     16. NO FURTHER STOCK ISSUE: The Shareholders and the Corporation agree that the Corporation shall not issue or sell any of the authorized but unissued Stock of the Corporation without the express written consent of at least three of the directors set forth herein. Any new Shareholder must become a party to this Agreement as a condition precedent to issuance of shares.

     17.  ACCESS TO BOOKS AND RECORDS:

          a. The Corporation and the Shareholders hereby agree that the accountant and/or bookkeeper, regularly engaged by the Corporation to keep the Corporation's books, records and reports in respect thereto acts for the Corporation and each Shareholder, that, subject to the requirement for confidentiality, each Shareholder and the estate of any deceased Shareholder, shall have free and open access to the books and records of the Corporation, and that as against the Corporation or any Shareholder or estate of a Shareholder, said accountant may not claim accountant-client privilege.

          b. The Shareholder, or estate as the case may be ("Receiving Party") agrees to hold said information ("Confidential Information") in strict confidence, and not disclose it to any other person, except counsel, accountants, or appraisers who have a need to know and will be bound by the same obligation of confidentiality. The Receiving Party shall observe at least the same degree of care as Receiving Party observes with respect to his or her own proprietary information and trade secrets in the use, storage, and maintenance of the Confidential Information during the term of this Agreement; but in no case shall the Receiving Party use less than reasonable and necessary care to protect said information. Receiving Party acknowledges that the Corporation, because of the unique nature of the Confidential Information, would suffer irreparable harm in the event that the Receiving Party breaches its obligation under this Agreement in that monetary damages would be inadequate to compensate the Corporation for such a breach. The parties agree that in such circumstance, the

Corporation shall be entitled, in addition to such monetary relief as may be applicable, to injunctive relief as may be necessary to restrain any continuing or further breach by Receiving Party, without showing or proving any actual damages sustained by the Corporation.


     18. SHAREHOLDERS ACKNOWLEDGMENT: Shareholders acknowledge that they had the opportunity to seek independent legal advice with regard to their rights and obligations under the Agreement.

     19. REPRESENTATIONS AND WARRANTIES: Ocanas, Guzman, daSilva and Stone represent to Bagnato and Quibell that they have no knowledge of any lawsuits or material claims against the Corporation as of the date of this Agreement.

     20. NOTICES: All notices provided pursuant to this Agreement shall be sent certified mail, return receipt requested, to the parties hereto at the addresses set forth, or any such other address as a party may later designate:

          Corporation:        Win-Tex International, Inc.
                              -------------------------------
                              1309 Rutherford Ln
                              -------------------------------
                              Austin, TX 78753
                              -------------------------------

          Shareholder:        Gabriel daSilva
                              -------------------------------
                              10312 Custmoor Dr.
                              -------------------------------
                              So Spring, MD 20901
                              -------------------------------

          Shareholder:        Avatus H. Stone
                              -------------------------------
                              3000 Lloyds Ln.
                              -------------------------------
                              Ashton, VA 22124
                              -------------------------------

          Shareholder:        Gilberto S. Ocanas
                              -------------------------------
                              6575 Forsythia St.
                              -------------------------------
                              Springfield, VA 22150
                              -------------------------------

          Shareholder:        Ana Margarita Guzman
                              -------------------------------
                              6575 Forsythia St.
                              -------------------------------
                              Springfield, VA 22150
                              -------------------------------

          Shareholder:        Ruegg Quibell
                              -------------------------------
                              12 Pine Circle
                              -------------------------------
                              Barlyn Heights, N.J. 11577
                              -------------------------------

          Shareholder:        Pasquale J. Bagnato
                              -------------------------------
                              231 Washington Ave.
                              -------------------------------
                              Garden City, N.Y. 11530
                              -------------------------------

Notice shall be deemed given upon the earlier of (i) actual receipt, or (ii) four (4) days after the date of mailing.

     21. MODIFICATION; ENTIRE AGREEMENT: This constitutes the entire Agreement between the parties. Except as contained herein, there are no representations, warranties or agreements between the parties relating to the subject matter of this Shareholders Agreement. No change, alteration, or modification of this Agreement shall be valid unless the same shall be in writing and signed by all the parties hereto.

     22. APPLICABLE LAW: This Agreement shall be construed, governed and administered in accordance with the laws of the State of Texas.

     23. SEVERABILITY: If any provision of this Agreement is declared void or invalid by any court of competent jurisdiction, such declaration shall not invalidate any other provision hereof, which shall remain in full force and effect as if executed with the void or invalid provision eliminated.

     24. BENEFIT: This Agreement shall be binding upon the parties, their heirs, legal representatives, successors and assigns. Each transferee or any subsequent transferee of the Stock set forth herein, or any interest in such shares shall, unless this Agreement expressly provides otherwise, hold such shares or interest in the shares subject to all applicable provisions of this Agreement and such transferee shall make no further transfer except as provided in this Agreement. As conditions precedent to the transfer of the shares on the books of the Corporation to the name of the transferee; such transferee shall execute a copy of this Agreement which shall contain an appropriate restriction on further transferability.

     25. CONSTRUCTION: The language in all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either party.

     26. TERM: The term of this Agreement shall be for the lesser of (i) the existence of the Corporation or (ii) the lives of daSilva, Stone, Ocanas, Quibell and Bagnato, plus twenty-one (21) years, unless extended by the mutual written consent of the Shareholders.

     IN WITNESS WHEREOF, the parties have set their hands and seals on the day and date first above written.

                                   WIN-TEX INTERNATIONAL, INC.


                                   By:  /s/ Gabriel daSilva        (SEAL)
                                      -----------------------------
                                       Gabriel daSilva, President

ATTEST:

 /s/ Ana Margarita Guzman        (SEAL)
---------------------------------
Ana Margarita Guzman, Secretary


                                                 /s/ Gabriel daSilva
                                                --------------------------(SEAL)
                                                     Gabriel daSilva

                                                 /s/ Avatus H. Stone
                                                --------------------------(SEAL)
                                                     Avatus H. Stone

                                                 /s/ Gilberto S. Ocanas
                                                --------------------------(SEAL)
                                                     Gilberto S. Ocanas

                                                 /s/ Ruegg Quibell
                                                --------------------------(SEAL)
                                                     Ruegg Quibell

                                                 /s/ Pasquale J. Bagnato
                                                --------------------------(SEAL)
                                                     Pasquale J. Bagnato

                                                 /s/ Ana Margarita Guzman
                                                --------------------------(SEAL)
                                                     Ana Margarita Guzman

                                 CONSENT IN LIEU OF A

                       SPECIAL MEETING OF THE SHAREHOLDERS OF

                             WIN-TEX INTERNATIONAL, INC.



     Pursuant to Section 9.10A of the Texas Business Corporation Act, the undersigned, being all of the shareholders of Win-Tex International, Inc., do hereby execute this Consent in writing to the following actions taken by them.

     RESOLVED: that the following persons be and they hereby are elected to serve as directors of the corporation to serve until their successors are elected and qualified:

     Gilberto S. Ocanas
     Gabriel daSilva
     Ana Margarita Guzman
     Avatus H. Stone
     Ruegg Quibell

     Effective this 17th day of April, 1992


4/17/92                                        /s/ Gilberto S. Ocanas
--------------                               --------------------------
Date                                         Gilberto S. Ocanas

April 17, 1992                                 /s/ Ana Margarita Guzman
--------------                               --------------------------
Date                                         Ana Margarita Guzman

4/17/92                                        /s/ Gabriel daSilva
--------------                               --------------------------
Date                                         Gabriel daSilva

April 17, 1992                                 /s/ Avatus H. Stone
--------------                               --------------------------
Date                                         Avatus H. Stone

4/21/92                                        /s/ Ruegg Quibell
--------------                               --------------------------
Date                                         Ruegg Quibell

4/21/92                                        /s/ Pasquale J. Bagnato
--------------                               --------------------------
Date                                         Pasquale J. Bagnato

                                 CONSENT IN LIEU OF A

                         SPECIAL MEETING OF THE DIRECTORS OF

                             WIN-TEX INTERNATIONAL, INC.

     Pursuant to Section 9.10B of the Texas Business Corporation Act, as amended, the undersigned, being all of the directors of Win-Tex International, Inc., do hereby execute this Consent in writing to the following action taken by them:

     RESOLVED: that the Shareholders Agreement, dated 4-12-92, 1992, is hereby ratified and approved, and the officers of the corporation are authorized to do such acts as are necessary to effectuate the provisions of the agreement.

     Effective this 17th day of April, 1992


4/17/92                                      /s/ Gilberto S. Ocanas
--------------                               --------------------------
Date                                         Gilberto S. Ocanas

4/17/92                                      /s/ Gabriel daSilva
--------------                               --------------------------
Date                                         Gabriel daSilva

April 17, 1992                               /s/ Ana Margarita Guzman
--------------                               --------------------------
Date                                         Ana Margarita Guzman

April 17                                      /s/ Avatus H. Stone
--------------                               --------------------------
Date                                         Avatus H. Stone

4/21/92                                      /s/ Ruegg Quibell
--------------                               --------------------------
Date                                         Ruegg Quibell